333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Copper & Gold Inc.
Announces Redemption of 11.875% Senior Notes due 2014

PHOENIX, AZ, October 15, 2013 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today a notice to redeem on November 15, 2013 at par all of the outstanding McMoRan Exploration Co. 11.875% Senior Notes due 2014 (“Notes”). Approximately $299.2 million aggregate principal amount of Notes is currently outstanding.
Holders of record will receive the principal amount together with accrued and unpaid interest from May 15, 2013 to the redemption date. FCX expects to record a gain to net income of approximately $8 million in the fourth quarter of 2013 in connection with the redemption. The Bank of New York Mellon Trust Company, N.A., as trustee, has distributed to the registered note holders written notice of the terms of the redemption.
FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California, in the Eagle Ford and Haynesville shale plays and an industry leading position in the emerging shallow water, ultra-deep gas trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana.  Additional information about FCX is available on FCX's website at www.fcx.com.
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Freeport-McMoRan Copper & Gold                             1